Exhibit 99.1

PEOPLE’S UTAH BANCORP ANNOUNCES RETIREMENT
OF SUBSIDIARY PRESIDENT

AMERICAN FORK, UTAH, October 1, 2019 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) announces the retirement of Rick W. Anderson, the President and Chief Operations Officer of its wholly-owned subsidiary, People’s Intermountain Bank (the “Bank” or “PIB”).  Mr. Anderson has been with the Company since 2008 and was promoted to Bank President in 2016.  Mr. Anderson’s retirement date will be February 1, 2020 to ensure a smooth leadership transition.

“We appreciate Rick’s vision, guidance, leadership and service he provided to our organization over the past twelve years,” said Len Williams, President and Chief Executive Officer of the Company.  “We wish Rick the very best as he transitions into his retirement years.”

With Mr. Anderson’s retirement, the Company realigned reporting relationships with Mr. Williams, who will assume the title of President of PIB.  In addition, the Company has created a new executive officer position of Chief Banking Officer and will promote Judd Austin to this new role effective January 1, 2020.  Mr. Austin presently holds the position of Market Area President for Cache County.  In his new role as the Chief Banking Officer, Mr. Austin will oversee all retail banking activities and certain operations for the Bank.

“Judd has been with the company since 2006 and has provided outstanding leadership, innovation, and execution in each of his positions, including his most recent as the Market Area President for the Cache Valley.  We are excited to be able to utilize Judd’s talents and leadership across our entire retail bank platform,” said Mr. Williams.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank.  People’s Intermountain Bank is a full-service community bank providing loans, deposit and cash management services to individuals and businesses. The Company offers its clients direct access to decision makers, unparalleled responsiveness, seasoned relationship managers, and technology solutions. People’s Intermountain Bank has 27 locations in three banking divisions, Bank of American Fork, Lewiston State Bank, and People’s Town & Country Bank; and a mortgage division, People’s Intermountain Bank Mortgage. The Company has been serving communities in Utah and southern Idaho for more than 100 years. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Mark K. Olson

Executive Vice President and Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998